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                                                                    Exhibit 23.3

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of IBS Interactive, Inc. of our report on the consolidated financial statements of IBS Interactive, Inc. and subsidiaries, which report is included in Annual Report on Form 10-KSB of IBS Interactive, Inc. for the year ended December 31, 1999 and of our report relating to the financial statements of digital fusion, inc., which report is included in the amended Current Report on Form 8-K/A of IBS Interactive, Inc. filed on May 16, 2000.

We also consent to the reference to us under the caption "Experts" in the Prospectus constituting a part of such Registration Statement.

                                                 /s/ BDO SEIDMAN, LLP

Woodbridge, New Jersey

September 26, 2000